Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is executed by and between Marquette Business Credit, Inc., d/b/a/ Marquette Healthcare Finance, Standard Insurance Center, 900 SW Fifth Avenue, Suite 1920, Portland, Oregon 97204, (“Lender”) and Zynex, Inc. and Zynex Medical, Inc., f/d/b/a Stroke Recovery Systems, 8022 Southpark Circle, Suite 100, Littleton, Colorado 80120   (collectively, “Borrower”), as of September 22, 2008.  Lender and Borrower hereby agree as follows:

Section 1.    DEFINITIONS

1.1    Definitions.  When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“ACH” means automated clearing house.

“Accounts” means all accounts, including, without limitation, all health care receivables, all governmental health care receivables, and health care insurance receivables, and all other forms of obligations owing to Borrower, whether billed or unbilled, arising out of the provision of services or the sale, lease, license, or assignment of goods or other property, including all receivables, and all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated on an account.

“Advance” means any advance of funds by Lender to Borrower under this Agreement.

“Advance Rate” means the percentages specified in Schedule A of Eligible Accounts and unbilled Accounts.

“Advance Request” means a written request by Borrower for an Advance signed by an Authorized Representative in form and content specified by Lender.

“Affiliate” of a Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, such former Person, including without limitation any subsidiary of Borrower.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Authorized Representative” means any officer or employee of Borrower designated by Borrower for purposes of giving and receiving notices hereunder, requesting and repaying Loans, agreeing to rates of interest and otherwise transacting business with Lender hereunder.

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“Base Rate” means the rate per annum published from time to time by The Wall Street Journal as the base rate for corporate loans at large commercial banks (or if more than one such rate is published, the higher or highest of the rates so published).  If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal.  Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

“Borrowing Base” means, as of any date, the amount determined by Lender equal to the lesser of:

(a) an amount equal to Eligible Accounts multiplied by the applicable NCV by payor class shown on Schedule A, multiplied by the Advance Rate for Eligible Accounts, minus the Reserve, or

(b) the net sum of Borrower’s eight (8) weeks’ trailing collections from Accounts.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto.

“Business Associate Agreement” means a business associate agreement in form and content acceptable to Lender executed by Borrower and Lender pursuant to the requirements of HIPAA.

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Capitated Contracts” means all of Borrower’s contracts whether presently existing or hereafter executed between Borrower and various health maintenance organizations and all proceeds therefrom.

“Capitated Contract Rights” means all of Borrower’s rights to payment of any kind arising from or out of Capitated Contracts or any other contracts or rights to payment from health service contracts whether presently existing or hereafter executed between Borrower and various health maintenance organizations.

“Change of Control” means the time at which:

(a)        Any Person (other than a Person who is or becomes a Borrower or guarantor hereunder) who on the Closing Date does not have voting control (meaning the control of more than 50% of the outstanding shares of voting capital stock or other voting equity interests) subsequently obtains voting control, either directly or through proxy, of Borrower;

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(b)        There shall be consummated any consolidation or merger of Borrower pursuant to which Borrower’s common stock (or other capital stock) would be converted into cash, securities, or other property, other than a merger or consolidation of Borrower (i) with or into a Person who becomes a Borrower hereunder, or (ii) in which the holders of such common stock (or other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of the Borrower’s common stock (or other capital stock) immediately prior to such merger;

(c)        All or substantially all of Borrower’s assets shall be sold, leased, conveyed, or otherwise disposed of as an entirety or substantially as an entirety to any Person (other than a Person who is or becomes a Borrower or guarantor hereunder) in one or a series of transactions; or

(d)        Any Person on the Closing Date that was an executive officer of Borrower becomes inactive whether by reason of death, disability, resignation, action by the Board of Directors or shareholders of the Borrower, or otherwise, and such inactivity causes Lender to reasonably believe that the prospect of payment or performance by Borrower under any of the Loan Documents or any of the Collateral is or may become impaired.

“Closing Date” means the date on which each of the conditions set forth in Section 4.1 are satisfied and Lender funds the initial Loan(s) hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means and includes all of Borrower’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of Borrower’s right, title, and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired, including, without limitation, all of the following:

(a)           all Accounts;

(b)           all contract rights, including all Capitated Contract Rights and all proceeds therefrom;

(c)           all rights to payment for services rendered or work performed, but not yet billed;

(d)           all Patient Lists;

(e)           all inventory;

(f)           all equipment and fixtures;

(g)           all federal, state, and local tax returns;

(h)           all general intangibles, including without limitation payment intangibles and software;

(i)           all Intellectual Property, including without limitation all of Borrower’s Intellectual Property rights now existing or hereafter arising in Borrower’s NeuroMove products;

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(j)           all Deposit Accounts, cash, drafts, certificates of deposit, and general and special deposits;

(k)           all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System);

(l)           all instruments;

(m)           all chattel paper, including, without limitation, electronic chattel paper;

(n)           all goods and all accessions thereto;

(o)           all documents;

(p)           all letter of credit rights;

(q)           all insurance and certificates of insurance pertaining to any and all items of Collateral;

(r)           all books and records;

(s)           all files, correspondence, computer programs, tapes, disks, and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof;

(t)           all cash deposited with any Affiliate of Lender;

(u)           those commercial tort claims, if any, described on Schedule 1.1 hereto;

(v)           any and all products and replacements of the foregoing; and

(w)           all cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to, or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form.

“Collecting Bank” means any banking institution with which a Lockbox Account has been established pursuant to any Lockbox Agreement.

“Concentration Limit” means the percent specified on Schedule A of total Accounts of Borrower deemed Eligible Account other than with respect to clause (l) of the definition of Eligible Accounts.

“Control Agreement” means an agreement that satisfies the requirements of control in favor of Lender within the meaning of the UCC over Borrower’s Deposit Accounts, investment property, electronic chattel paper or letter of credit rights.

“Cross-Age Percentage” shall mean the percent specified on Schedule A of the aggregate delinquent balance of all Accounts owing by a particular insurance company that is an Account Debtor, excepting Medicare and Anthem Blue Cross.

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“Current Ratio” means the ratio, measured at any time, of Borrower’s current assets to current liabilities, determined in accordance with GAAP.

“Cut-Off Date” means the number of days specified on Schedule A after the date of invoice.

“Debt Service Coverage Ratio” means the ratio determined as of the end of each fiscal quarter for the twelve consecutive months then ending of Zynex, Inc. on a consolidated basis: (a) EBITDA for such period to (b) the sum of total debt service on Indebtedness during such period plus cash income taxes paid during such period.

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Default Rate” means the annual rate of interest shown on Schedule A.

“Deposit Account” means any demand, Lockbox, time, savings, passbook, or similar account now or hereafter maintained by or for the benefit of Borrower, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions, and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, all “deposit accounts” as defined in the UCC.

“Dollar” and “$” means freely transferable United States dollars.

“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) (including gains and losses from the sales of assets in the ordinary course of business) for such period, (b) the interest expense for such period, (c) the provision for income taxes allocable to such period, and (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period (where the items set forth in sections (a) – (d) above are determined without duplication and on a consolidated basis and, where applicable, in accordance with GAAP).

“Eligible Accounts” shall mean all Accounts of Borrower which are deemed by Lender in the exercise of its good faith credit judgment to be eligible for inclusion in the calculation of the Borrowing Base, net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages, or other defenses, and all credits owed or allowed by Borrower upon any of its Accounts and further reduced by the aggregate amount of all reserves, limits, and deductions provided for in this definition and elsewhere in this Agreement.  Notwithstanding the foregoing, Eligible Accounts shall be determined without deduction for estimated insurance company reimbursement deductions, which are sometimes referred to in the healthcare industry as “contractual adjustments.”  In no event shall Eligible Accounts include the following:

(a)           Accounts which remain unpaid in whole or in part after the Cut-Off Date;

(b)           Accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(c)           Accounts due from Account Debtors that are insurance companies, other than Medicare and Anthem Blue Cross, that exceed the Cross-Age Percentage;

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(d)           Accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever, including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill-and-hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(e)           Accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the continental United States of America, or with respect to which the Account Debtor is not subject to service of process in the continental United States of America or a province of Canada, unless such Accounts are backed in full by irrevocable letters of credit or credit insurance in form and substance satisfactory to Lender issued or confirmed by a domestic commercial bank acceptable to Lender and which, if a letter of credit, is in the possession of Lender and which, if credit insurance, is payable to Lender;

(f)           Accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such Accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) or unless such Accounts are Medicare or Medicaid;

(g)           Accounts (i) with respect to which Borrower is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor or (ii) with respect to which such Account Debtor disputes the amount owed but only that portion of such Accounts which such Account Debtor disputes;

(h)           Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the applicable Account Debtor;

(i)           Accounts which are not invoiced within thirty (30) days after the date of service or the date of shipment of the goods giving rise to the account;

(j)           Accounts which are not subject to a first priority perfected security interest in favor of Lender;

(k)           Accounts where the account balance owed by an Account Debtor exceeds the Concentration Limit;

(l)           Accounts which represent a progress billing; and

(m)           Accounts that Lender, in its good faith credit judgment, has determined to be ineligible.

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“Environmental Laws” means all federal, state, local, and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all regulations, notices, or demand letters issued, entered, promulgated, or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“Event of Default” means any of the events specified in Section 10.1.

“Expenses and Fees” means all expenses and fees invoiced by Lender that arise out of or under with this Agreement and the Loans shown on Schedule A and including, without limitation, (i) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement, and termination of this Agreement and each of the other Loan Documents, (ii) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (iii) the costs and expenses of appraisals of the Collateral, (iv) the costs and expenses of lien searches, and of perfecting Lender’s security interest in the Collateral, (v) all stamp, registration, recordation, and similar taxes, fees, or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (vi) costs and expenses related to the preparation, execution, and delivery of any waiver, amendment, supplement, or consent by Lender relating to this Agreement or any of the Loan Documents, (vii) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take, (viii) costs of inspections and verifications of the Collateral, including, without limitation, the per diem per examiner amount listed on Schedule A, plus out-of-pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and Borrower’s operations and books and records by Lender’s employees and agents, (ix) costs and expenses of forwarding Loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of Borrower maintained with Lender or owned by Lender for the benefit of Borrower and each Lockbox, (x) costs and expenses of preserving and protecting the Collateral, (xi) audit fees shown on Schedule A, (xii) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants, and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope, or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (xiv) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to, or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender, subject to the limitations on payment to the prevailing party in litigation as specified in Section 11.3.

“Facility Availability” means, as of any date, the difference between (i) the Borrowing Base on such date and (ii) the outstanding principal amount of the Loans, together with all accrued interest, fees, costs and any other amounts then due from Borrower under this Agreement on such date.

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“Facility Limit” means the maximum amount of Advances, as determined from time to time by Lender, to be made under this Agreement.  The initial Facility Limit amount is specified on Schedule A.

“Fiscal Year-End” means Borrower’s fiscal year-end specified on Schedule 5.1

“GAAP” means generally accepted accounting principles and practices consistently applied.

“Health Care Law” means any and all federal, state, and local laws and regulations governing (i) the manufacture, testing, distribution, possession, assembly, repackaging, sale, administration, or dispensing of health care or medical devices, equipment or supplies, products, biologicals, drugs, or goods, or (ii) the rendering, provision, delivery, or supply of health care services, or (iii) the ownership or operation of a health care facility or business, or assets used in connection therewith, or (iv) the billing or submission of claims, collection of accounts receivable, the handling of Protected Health Information, and underwriting the cost of, or provision of management or administrative services in connection with any and all of the foregoing, by Borrower and its subsidiaries, including, but not limited to, laws and regulations under HIPAA and the Privacy Rule, and laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, fraud and abuse, kickbacks and rebates, false claims, physician self-referral arrangements, fraudulent billing practices, payment under the Medicare and Medicaid programs, and the federal Food, Drug & Cosmetic Act.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and any revisions and amendments.

“Indebtedness” means, without duplication, (a) all Liabilities, (b) all obligations for Money Borrowed or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (c) all obligations represented by bonds, debentures, notes, and accepted drafts that represent extensions of credit, (d) Capitalized Lease Obligations, (e) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (f) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to Accounts sold or otherwise disposed of by such Person, and (g) in the case of Borrower, the Loans.

“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present, and future infringements of any of the foregoing.

“Interest Rate” means the Base Rate plus Margin.

“Investment” means any investment, whether by means of share purchase, loan, advance, purchase of debt instrument, extension of credit (other than (i) accounts receivable arising from the sale of goods or services in the ordinary course of business, and (ii) notes, accepted in the ordinary course of business, evidencing overdue accounts receivable arising in the ordinary course of business), capital contribution, or otherwise, in or to any Person, the guaranty of any Indebtedness of any Person, or the subordination of any claim against any Person to other indebtedness of such Person.

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“Lender’s Office” means the office of Lender designated as Lender’s address for notices in Section 11.1(b), or such other office as Lender may designate from time to time.

“Liabilities” means all liabilities of a Person determined in accordance with GAAP.

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Loan” or “Loans” means all Advances and loans made to Borrower by Lender under this Agreement.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence or secure the Obligations, and each other instrument, agreement, and document now or hereafter executed and delivered in connection with this Agreement or the Loans.

“Lockbox” or “Lockbox Account” means one or more lockbox accounts maintained with a bank specified by Lender into which collections from Accounts and other Collateral, including governmental healthcare receivables, are to be deposited and which Lender alone has the power of withdrawal.

“Lockbox Agreement” means one or more agreements among Borrower, Lender, and a Collecting Bank concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Margin” means the percent per annum specified on Schedule A and which is added to the Base Rate.

“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of Oregon applicable to Lender and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Oregon (or if applicable, the laws any other state) which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent federal law (including, without limitation, 12 U.S.C. Section 85, as now enacted or hereafter amended) permits Lender to contract for, charge, or receive a higher rate of interest or permits Lender to contract for, charge, or receive interest at a higher rate permitted by the laws of another jurisdiction, such federal law (and, if appropriate, the law of such other jurisdiction) will be applicable in determining the Maximum Rate, instead of the laws of the State of Oregon.

“Material Adverse Change” means any act, omission, event, or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations, or business prospects of Borrower or any of its subsidiaries, (b) the ability of Borrower or any of its subsidiaries to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability, or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

“Minimum Facilty Availability” means the Facility Availability as of the Closing Date as specified in Schedule A.

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“Money Borrowed” means Indebtedness (i) that is represented by notes payable, drafts accepted, bonds, debentures, or similar instruments that represent extensions of credit, (ii) upon which interest charges are customarily paid (other than trade Indebtedness), (iii) that was issued or assumed as full or partial payment for property, (iv) that is evidenced by a guarantee (but only if the obligations guaranteed would otherwise qualify as Money Borrowed), or (v) that constitutes a Capitalized Lease Obligation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or a Related Company is required to contribute or has contributed within the immediately preceding six (6) years.

“Net Collectible Value” or “NCV” means the percentage by payor class, as determined by Lender from time to time to be applied against Eligible Accounts.  The initial NCV for each payor class is shown on Schedule A.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”

“Obligations” shall mean (i) all Loans or Advances made by Lender to Borrower pursuant to this Agreement or otherwise, and interest thereon, (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrower, whether or not the advances or value are given pursuant to a commitment and whether or not Borrower is indebted to Lender at the time of such advance; (iii) any and all other debts, liabilities and obligations of every kind and character of Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities, or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed, or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such debts, liabilities, or obligations shall arise or be incurred or evidenced; (iv) any and all other debts, liabilities, and obligations of every kind and character of Borrower to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities, or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed, or contingent, and regardless of whether such present or future debts, liabilities, or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such debts, liabilities, or obligations shall arise or be incurred or evidenced; (v) all costs, fees, and expenses payable by Borrower to Lender or any Affiliate of Lender pursuant to any of the Loan Documents; and (vi) any and all renewals, extensions, modifications, and increases of the debts, liabilities, and obligations set forth above, or any part thereof.

“Obligors” means Borrower, each guarantor of the Obligations, and all other Persons obligated to Lender in respect of the Obligations, and “Obligor” means any of them.

“Occupancy” means the number of Medicare/Medicaid certified beds at all of Borrower’s facilities as a percentage of the total number of Medicare/Medicaid certified beds at all of Borrower’s facilities.

“Operating Account” means the Deposit Account designated by Borrower for the deposit of Advances.

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“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Patient Lists” means all records, documents, lists, electronic media, or any other method of recordation that shows in any way any Person to whom Borrower supplies medical services, medical supplies, or medication, the name and mailing address of such Person, a complete and accurate description of such medical services, supplies, or medication that is supplied to such Person, the physician at whose direction such medical services, supplies, or medication is delivered, and all other information Borrower uses in the course of Borrower’s ordinary course of business to supply such Person.

“Permitted Indebtedness” means the sum of (i) purchase money Indebtedness incurred by Borrower to finance, or provide the funds for, the acquisition of assets, which outstanding principal Indebtedness shall not exceed the amount shown on Schedule A, plus (ii) the Indebtedness described on Schedule 5.1 attached hereto and made a part hereof, and any extension, renewal or refinancing of such Indebtedness provided that the principal amount of the Indebtedness does not increase and the extension, renewal or refinancing has been approved by Lender in writing, or is otherwise authorized under the Loan Documents; plus (iii) the Obligations; plus (iv) Subordinated Indebtedness and Indebtedness secured by Permitted Liens; plus (v) trade payables, deferred tax liabilities, accrued expenses, and taxes (all in the ordinary course of business and in accordance with GAAP).

“Permitted Liens” means: (a) Liens securing taxes, assessments, and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen, or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender; (b) the Liens described on Schedule 5.1 attached hereto and made a part hereof; (c) purchase money security interests created in connection with Permitted Indebtedness provided that Lender has a perfected security interest in the underlying collateral; and (d) Liens in favor of Lender.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, or unincorporated organization or a government or any agency or political subdivision thereof.

“Pledge Agreement” means a pledge agreement in form and content acceptable to Lender executed by Zynex, Inc. in favor of Lender under which Zynex, Inc. pledges and grants a security interest in 100% of Zynex, Inc.’s right, title and interest to all of the issued and outstanding shares of Zynex Medical, Inc.

“Privacy Rule” means 45 CFR Part 160 and Part 164, Subparts A and E, which implement certain provisions of HIPAA and any revision, amendments, or updates.

“Prohibited Distribution” by any Person means (a) the retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities (excluding distributions made solely in shares of stock of the same class) or partnership interests, (c) any loan or advance by such Person to, or other Investment by such Person in, any other Person, and (d) any other payment by such Person in respect of such securities or partnership interests.

Exhibit 10.1 - Page 11 of 43

“Prohibited Payment” means (a) any redemption, repurchase, or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and trade debt), (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person, and (c) any payment with respect to any Subordinated Indebtedness that is made in violation of the subordination agreement relating thereto.

“Protected Health Information” means protected health information subject to the HIPAA Privacy Rule.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade, or business described in clause (b) above.

“Requirements of Law” means, any and all laws, regulations, codes, or ordinances applicable to any Person, or any Person’s assets, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U, and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, Environmental Laws, Health Care Law, and any certificate of occupancy, zoning ordinance, building, environmental, or land use requirement or permit, or any other environmental, labor, employment, occupational safety, or health law, rule, or regulation.

“Reserve” at any time shall mean an amount from time to time established by Lender in its sole and absolute discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market, or orderly liquidation value) of Eligible Inventory.  The “Reserve,” if any from time to time, does not represent cash funds.  The initial amount of the Reserve is shown on Schedule A.

“Schedule of Accounts” means a detailed schedule of Accounts delivered by Borrower to Lender in a form acceptable to Lender that shall contain account balance and aging information listed by Account Debtor name, class and type, together with a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate for the most recent month end, and any other information concerning Borrower’s Accounts as Lender may request from time to time.

“Shareholder’s Loans” means the loans made by Thomas Sandgaard to Zynex, Inc. evidenced by four promissory notes with principal balances immediately prior to the Closing Date in the amounts shown on Schedule 5.1-A, and any extension, renewal or refinancing of such loans provided that the principal amount of such loans does not increase and such extension, renewal or refinancing is approved by lender in writing.

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured, and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

Exhibit 10.1 - Page 12 of 43

“Subordinated Indebtedness” means Indebtedness of Borrower to a third Person (i) that has been approved in writing by Lender and (ii) that has been subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Indebtedness containing terms acceptable to Lender in its sole and absolute discretion.

“Termination Date” means the date on which the Loan shall terminate and the entire outstanding balance of the Loan and all Obligations shall be due and payable.  The Termination Date is shown on Schedule A.

“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Oregon, including, without limitation, any amendments thereto which are effective after the date hereof.

“Unfunded Vested Liabilities" shall mean the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of the Borrower's most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of the Borrower or any ERISA Affiliate to the PBGC under Title IV of ERISA.  In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.

“Validity Guaranty” means the Validity Guaranty in form and content acceptable to Lender to be executed by Thomas Sandgaard in favor of Lender.

1.2    UCC Terms.  Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, equipment, financial assets, general intangibles, goods, instruments, investment property, inventory, and proceeds), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

1.3    Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and all other certificates and reports as to any financial matters required to be furnished to the Lender hereunder shall be prepared in accordance with GAAP applied on a consistent basis.

Exhibit 10.1 - Page 13 of 43

Section 2.    REVOLVING CREDIT FACILITY

2.1    Loan.  Subject to the terms and conditions of this Agreement, prior to the Termination Date Lender will make Advances to Borrower under the Loan in an amount not to exceed outstanding at any time the lesser of (a) the Facility Limit and (b) the Borrowing Base.  Borrower may borrow, repay, and reborrow the principal of the Loan in accordance with the terms of this Agreement.

2.2    Advances under the Loan.  Borrower may request an Advance under the Loan by making an Advance Request.  Advances made available by Lender will be deposited by wire transfer into Borrower’s Operating Account.  Advances will be made available by Lender no earlier than the first business day following an Advance Request received by Lender prior to 12:00 p.m. Pacific Time and two (2) business days following  an Advance Request received after 12:00 p.m. Pacific Time.  Any change in Borrower’s wiring instructions shall be made in writing at least three (3) business days prior to the date of an Advance.  Any updates to the Collateral affecting the amount of Borrower’s Advance Request must be completed two (2) business days prior to submission of the Advance Request.

2.3    Repayment of the Loan.  The Loan shall be repaid as follows: (a) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Loan is due and payable, without demand, on the Termination Date; (b) if at any time the principal of, and interest upon, the Loan exceeds the lesser of (i) the Facility Limit or (ii) the Borrowing Base, Borrower shall immediately repay the Loan in the amount of such excess; and (c) Borrower hereby instructs Lender to repay the Loan on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

2.4    Disbursement of Loans.  Borrower hereby irrevocably authorizes Lender to disburse the proceeds of Loans requested, or deemed to be requested, pursuant to this Section 2 as follows:  (i) each Advance requested shall be disbursed by the Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial Advance under the Loan, in accordance with the written instructions from Borrower to Lender, and (b) in the case of each subsequent Advance, to a Deposit Account designated in writing by Borrower to Lender.

2.5    Authorized Representatives.  Borrower shall act hereunder through the Authorized Representatives designated from time to time by Borrower, and all notices and requests to be given and received by Borrower, including requests for Loans, shall be given by and directed to such Authorized Representatives.  Lender may rely on the authority or apparent authority of any officer or employee of Borrower whom Lender in good faith believes to be an Authorized Representative.

Section 3.    GENERAL LOAN PROVISIONS; FEES AND EXPENSES

3.1    Interest.

(a)         Loans.  Borrower shall pay interest on the unpaid principal amount of the Obligations at a rate per annum equal to the sum of the Base Rate plus the Margin (or, if such amount were ever to exceed the Maximum Rate, then the Maximum Rate) payable monthly in arrears on the first day of each calendar month and on the Termination Date.  Any change in the rate of interest resulting from a change in the Base Rate shall become effective on the day such change in the Base Rate is published.

Exhibit 10.1 - Page 14 of 43

(b)         Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations and all accrued interest thereon shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Default Rate, or (ii) the Maximum Rate.

(c)         Computation of Interest.  Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

3.2    Fees and Expenses.

(a)         Origination Fee.  In consideration for Lender’s agreement to make the Loan in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loan, Borrower shall pay to Lender on the Closing Date of an origination fee in the amount shown on Schedule A.  Such fee is in addition to the expenses that Borrower has agreed to pay elsewhere in this Agreement.

(b)         Unused Line Fee.  Borrower shall pay to Lender an unused line fee for the period from the date hereof through the Termination Date calculated as shown on Schedule A.  The parties hereto agree that such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrower the amount of the Facility Limit for such period.

(c)         Collateral Monitoring Fee.  Lender shall be entitled to charge Borrower, and, if so charged, Borrower agrees to pay, a monthly collateral monitoring fee in the amount shown on Schedule A.  The collateral monitoring fee for each calendar month shall be due and payable on the first day of the next calendar month, and shall be prorated for any partial calendar month until the Termination Date.

(d)         Annual Facility Fee.  Borrower shall pay to Lender on each annual anniversary of the Closing Date a Facility Fee in the amount shown on Schedule A.  No Annual Facility Fee will be charged on the annual anniversary date if it is the Termination Date.  The final Annual Facility Fee will be prorated for a partial year.

(e)         Early Termination Fee.  See Section 3.4.

(f)         Expenses and Fees.  Borrower shall pay or reimburse all Expenses and Fees invoiced or incurred by Lender that arise out of or under with this Agreement and the Loans.   Borrower hereby authorizes Lender to debit Borrower’s Loan by increasing the principal amount of the Loan, or deduct from Borrower’s accounts maintained with any Affiliate of Lender, the amount of any Expenses and Fees owed by Borrower when due.  At Lender’s discretion, Lender may invoice Borrower for such Expenses and Fees and Borrower shall pay such invoice within five (5) days after the date of the invoice.

Exhibit 10.1 - Page 15 of 43

3.3    Manner of Payment.

(a)         Timing.  Each payment by Borrower on account of the principal of or interest on the Loans or of any fee or other amount payable to Lender shall be made not later than 12:00 p.m. (Pacific Time) on the applicable due date (or if such day is not a business day, the next succeeding business day, provided that interest shall continue to accrue until such payment is made).  All payments shall be made to Lender at Lender’s Office or by wire transfer to an account designated by Lender in Dollars in immediately available funds, and shall be made without any setoff, counterclaim, or deduction whatsoever.

(b)         Charging Accounts.  Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations which are not paid when due.

(c)         Termination Reserve.  The amount of the Termination Reserve, less any and all fees, costs, interest, or other charges incurred by Lender in the performance of this Agreement after Borrower’s payment of all amounts described above, shall be returned to Borrower within thirty (30) days following such payment.

3.4    Termination of Agreement.

(a)         Required Payments.  On the Termination Date and upon any early termination of this Agreement, Borrower shall pay to Lender (i) the principal of, and accrued and unpaid interest on, all Loans outstanding on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (iv) the amount of the Termination Reserve provided in Schedule A, and (v) any and all other Obligations then outstanding.

(b)         Early Termination.  If Borrower terminates this Agreement prior to the Termination Date, Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrower shall pay to Lender the termination fee in the amount shown on Schedule A.  Borrower shall give thirty (30) days’ written notice to Lender of Borrower’s intention to terminate this Agreement prior to the termination dates specified in Schedule A.

3.5    Evidence of Indebtedness.

(a)         At the request of Lender, the Loans shall be evidenced by one or more promissory notes.

(b)         Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder, and (iii) the amount of any sum received by Lender hereunder from Borrower.

(c)         The entries in the accounts maintained pursuant to subsection (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

Exhibit 10.1 - Page 16 of 43

3.6    Adjustments by Lender.  Lender may in its discretion based on changes in Borrower’s billings and collections of Accounts change from time to time the NCV, Advance Rate, Cross-Age Percentage, Concentration Limit, and Reserve, and may revise Schedule A accordingly.

3.7    Application of Payments.  Lender may, in its discretion, apply payments as follows:

(a)         First, to all fees and costs incurred by Lender for which Borrower is responsible to reimburse Lender under this Agreement or any of the Loan Documents;

(b)         next, to any accrued but unpaid interest on the Loan;

(c)         next, to the outstanding principal balance due on the Loan;

(d)         next, to any other amounts due Lender under this Agreement or any other agreement between Lender and Borrower.

3.8Maximum Interest.  Borrower and Lender intend to strictly comply with any applicable usury laws.  Accordingly, in no event shall Borrower or any Obligor be obligated to pay, or Lender have any right or privilege to reserve, receive, or retain, any interest in excess of the Maximum Rate.  On each day, if any, that the interest rate charged under this Agreement (the “Stated Rate”) exceeds the Maximum Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Maximum Rate for that day, and shall remain fixed at the Maximum Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.

Section 4.     CONDITIONS PRECEDENT

4.1    Conditions Precedent.  Lender shall not be obligated to make any Loan or Advance hereunder (including the first) until all of the following have been fully performed or satisfied to Lender’s satisfaction as determined in its sole discretion:

(a)         Borrower has executed and delivered to Lender this Agreement and a promissory note evidencing the Loan;

(b)         Borrower has executed and delivered to Lender the Business Associate Agreement;

(c)         Borrower has submitted a certificate executed by the President and the Secretary of Borrower certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate, and (iii) correctness and completeness of the copy of the bylaws of such Person attached thereto;

Exhibit 10.1 - Page 17 of 43

(d)         Borrower has submitted a certificate regarding the due formation, valid existence, and good standing of Borrower in the state of its organization issued by the appropriate governmental authorities in such jurisdiction and copies of its organizational documents certified by such authorities;

(e)         Borrower has executed in favor of Lender and submitted to Lender an authorization to file financing statements;

(f)         Borrower has provided payoff information under Schedule 4.1;

(g)         Borrower has submitted to Lender a payoff letter executed by any Person to whom Borrower owes money and designated by Lender;

(h)         Borrower has caused to be executed a landlord’s or mortgagee’s waiver in a form acceptable to Lender with respect to each premises where Collateral is located (except such Collateral consisting of medical devices on lease to a patient or in possession of a sales person in the ordinary course of Borrower’s business);

(i)         Borrower has submitted to Lender endorsements naming Lender as an additional insured and loss payee on all liability insurance and all property insurance policies of Borrower;

(j)         Borrower has submitted to lender an opinion of counsel for Borrower in form and content acceptable to Lender covering such matters as Lender may request;

(k)         Borrower has established a Lockbox Account for receipts of proceeds of Collateral, and a Lockbox Account for the receipt of any governmental healthcare receivables;

(l)         Borrower has submitted to Lender Lockbox Agreements in form and content acceptable to Lender;

(m)         Borrower has prepared written notice in form and content acceptable to Lender as shown on Exhibit D directing each Account Debtor to send to the Lockbox address specified by Lender all remittances with respect to all amounts payable by the Account Debtors, and copies of such notices have been submitted to Lender;

(n)         Borrower has executed and delivered to Lender a Deposit Account Control Agreement in form and content acceptable to Lender;

(o)         after giving effect to the first Advance of the Loan and the Reserve established by Lender, Borrower shall have the Minimum Facility Availability of at least the amount shown on Schedule A, plus an amount sufficient so that no trade payables are overdue (except those that are being contested in good faith by Borrower), plus an amount sufficient to pay all book overdrafts;

(p)         no Default or Event of Default shall have occurred;

(q)         Thomas Sandgaard has executed and delivered to Lender a subordination agreement in form and content acceptable to Lender;

(r)         Borrower has submitted to Lender in form and content acceptable to Lender all documents evidencing or relating to Subordinated Indebtedness as Lender may request;

Exhibit 10.1 - Page 18 of 43

(s)         Lender shall have received background checks on Thomas Sandgaard and Fritz Allison without derogatory information;

(t)         Borrower shall have caused a termination of all security interests and Uniform Commercial Code filings by Silicon Valley Bank and Ascendiant Capital Group, LLC in any of Borrower’s assets;

(u)         Borrower shall have paid within five (5) days prior to the Closing Date any taxes then past due owing to any governmental unit (except those that are being contested in good faith by Borrower);

(v)         the proceeds from the initial Advance shall be applied by Borrower to cause have all trade payables (except those that are being contested in good faith by Borrower) to be within sixty (60) days of the invoice date on all invoices payable sixty (60) days or less on their terms;

(w)         Zynex, Inc. has submitted to Lender the executed Pledge Agreement;

(x)         Zynex, Inc. has delivered to Lender the shares of Zynex Medical, Inc. pursuant to the Pledge Agreement;

(y)         Thomas Sandgaard shall have executed and delivered to Lender the Validity Guaranty; and

(z)         Borrower has submitted or executed such other documents, certificates, opinions, and information that Lender may require.

4.2    Conditions to Subsequent Advances.  The obligation of Lender to make any Advance subsequent to the initial Advance on the Loan is subject to the following conditions precedent:

(a)         Conditions to First Advance.  All of the conditions precedent set forth in Section 4.1 have been satisfied.

(b)         Borrowing Base Certificate.  Lender shall have received from Borrower a Borrowing Base Certificate acceptable to Lender executed by an Authorized Representative prior to the date of the requested Advance.

(c)         Representations and Warranties.  The representations and warranties contained in each of the Loan Documents shall be true in all material respects with the same force and effect as though made on and as of such date.

(d)         Defaults and Events of Default.  No Default or Event of Default shall have occurred and be continuing.

(e)         Adverse Change.  No Material Adverse Change (or event or condition that could reasonably be expected to cause or have a Material Adverse Change) has occurred since the date of the Borrower’s most recently submitted financial statements.

(f)         Legal Restriction.  The Advance shall not be prohibited by any law or regulation or any order of any court or governmental agency or authority.

Exhibit 10.1 - Page 19 of 43

(g)         No Repudiation.  Neither Borrower nor any Obligor shall have repudiated or made any anticipatory breach of any of its obligations under any Loan Document.

Section 5.                     REPRESENTATIONS AND WARRANTIES OF BORROWER

5.1    Representations and Warranties.  Borrower represents and warrants to Lender as follows:

(a)         Organization; Power; Qualification.  Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization and is authorized to do business in each state in which the nature of its properties or its activities requires such authorization, except where a failure to qualify as a foreign corporation would not reasonably be expected to cause a Material Adverse Change.

(b)         Authorization; Enforceability.  Borrower has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by Borrower.  All of the Loan Documents to which Borrower is a party constitute the legal, valid, and binding obligations of Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c)         Subsidiaries; Ownership.  Except as shown on Schedule 5.1, Borrower does not have any subsidiaries.  The outstanding stock or membership interests of Borrower have been duly and validly issued and are fully paid and nonassessable, and the number and owners of such shares of capital stock or membership interests are set forth on Schedule 5.1.

(d)         Conflicts.  Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order, or permit applicable to Borrower or will conflict with, or will result in any breach of, any agreement to which Borrower is a party or by which Borrower may be bound or subject, or violate any provision of the organizational documents of Borrower.

(e)         Consents, Governmental Approvals, Etc.  No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery, and performance by Borrower of the Loan Documents.  To the best of Borrower’s knowledge, Borrower is in compliance with all applicable governmental approvals and all applicable laws affecting Borrower’s business as conducted as of the Closing Date.

(f)         Borrower Information.  Borrower has delivered to Lender a completed form of Schedule 5.1, and all of the information contained in Schedule 5.1 is complete, correct, accurate, and does not fail to state a material fact necessary for Lender to complete its due diligence with respect to Borrower, and all such information shall be complete, correct, accurate and shall not fail to state a material fact at the time of each Advance, including the initial Advance.

(g)         Title; Liens.  Except for items described in Schedule 5.1 and for Permitted Liens, all of the properties and assets of Borrower are free and clear of all Liens, and Borrower has good and marketable title to such properties and assets.  Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

Exhibit 10.1 - Page 20 of 43

(h)         Indebtedness and Guaranties.  Set forth on Schedule 5.1 is a complete and correct listing of all of Borrower’s (i) Indebtedness for Money Borrowed, and (ii) guaranties and other contingent obligations.

(i)         Litigation, Suits, Actions, Etc.  Except as disclosed on Schedule 5.1, no litigation, arbitration, governmental investigation, proceeding, or inquiry is pending or, to the knowledge of Borrower, threatened against Borrower or that could affect any of the Collateral.

(j)         Tax Returns and Payments.  All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to any lien.

(k)         Financial Condition.  Borrower has delivered to Lender copies of  Borrower’s (i) audited consolidated and consolidating balance sheet and Borrower’s subsidiaries as of the most recent Fiscal Year-End and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow, and (ii) unaudited consolidated and consolidating balance sheet and Borrower’s subsidiaries as of the most recently completed month and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow .  The financial statements submitted shall fairly present the financial condition of Borrower as of the respective dates and shall have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).  There is no Indebtedness of Borrower which is not reflected in the financial statements, and no event or circumstance has occurred since the date of the most recent financial statements in Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 which has had or could have or result in a Material Adverse Change.

(l)         ERISA.  Neither Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1.  Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. The Borrower and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m)         Capitalization.  Borrower’s capital stock issued (or membership information) is correctly listed on Schedule 5.1.

(n)         Defaults.  No Default or Event of Default has occurred and is continuing.

(o)         Borrowing Base Reports.  All Accounts included in any Borrowing Base Certificate constitute Eligible Accounts, except as disclosed in such Borrowing Base Certificate.

(p)         Payroll Taxes.  Borrower has made all payroll tax deposits for all of its employees on or before the date when due.

(q)         Solvency.  Borrower is Solvent.  No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

Exhibit 10.1 - Page 21 of 43

5.2    Survival of Representations.  All representations and warranties by Borrower herein shall be deemed to have been made on the date hereof and the date of each Advance of a Loan.

Section 6.    SECURITY INTEREST AND COLLATERAL COVENANTS

6.1Security Interest.  To secure the payment and performance of the Obligations, Borrower hereby mortgages, pledges, and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral.

6.2    Collection of Accounts.

(a)         If Borrower receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of Accounts or of any other Collateral, Borrower shall immediately deposit such items in kind in the appropriate Lockbox Account, fully endorsed.  Borrower shall advise each Account Debtor that remits amounts payable on the Accounts or any other Person that remits amounts to Borrower in respect of any of the Collateral by wire transfer or ACH to make such remittances directly to the Lockbox Account.

(b)         Borrower shall enter into Lockbox Agreements and shall cause all moneys, checks, notes, drafts, and other payments relating to or constituting proceeds of Accounts, including all governmental healthcare receivables, or of any other Collateral, to be forwarded to a Lockbox Account for deposit.

(c)         Deposits in the Lockbox Accounts shall be credited, subject to final payment, to the payment of the Obligations after receipt and deposit into the Lockbox Accounts plus the collection clearance days shown on Schedule A.  The delay in applying funds held in the Lockbox Accounts to the Obligations shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(d)         Any payments which are received by Borrower (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in the Lockbox Accounts, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

6.3    Disputes, Returns and Adjustments.

(a)         Borrower shall provide Lender with prompt written notice of amounts in excess of  the amount shown on Schedule A that are in dispute between any Account Debtor and Borrower after completion of the account dispute appeal process, exclusive of the amounts of ordinary course reimbursement deductions made by insurance companies.

(b)         Borrower shall notify Lender promptly of all returns and credits in respect of any Account, which notice shall specify the Accounts affected and be included in the Borrowing Base Certificate delivered to Lender.  Borrower shall notify Lender promptly of any pending return or credit in excess of the amount shown on Schedule A, and shall specify the Account affected, the related Account Debtor, and the goods to be returned.

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(c)         Borrower may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any Account or compromise, compound, or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, provided that (i) Borrower shall not have taken any such action that results in the reduction of more than the amount shown on Schedule A with respect to any Account or more than the amount shown on Schedule A (exclusive of the amounts of ordinary course reimbursement deductions made by insurance companies) with respect to all Accounts of Borrower in any fiscal year and (ii) Borrower shall promptly notify Lender (but not less often than ten (10) days after the end of each month) of the amount of such adjustments and the Account(s) affected thereby.

6.4    Verification and Notice.  Lender shall have the right at any time at Borrower’s expense and in Lender’s own name, Borrower’s name, or an assumed name (a) to verify the validity, amount, or any other matter relating to any Accounts, and (b) upon the occurrence of an Event of Default, to notify Account Debtors to make payment of all amounts directly to Lender and enforce collection of any such Accounts and to adjust, settle, or compromise the amount or payment thereof, in the same manner as Borrower.

6.5   Ownership; Defense of Title.

(a)         Borrower shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

(b)         Borrower shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

6.6    Location of Offices and Collateral; Organizational Information.  Borrower shall not change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure, or jurisdiction of organization without giving Lender at least thirty (30) days’ prior written notice thereof.  All inventory, other than inventory in transit to any such location or in the possession of salespersons in the ordinary course of business, shall at all times be kept by Borrower at one or more of the locations set forth in Schedule 5.1.

6.7    Records Relating to Collateral.  Borrower shall at all times keep and maintain (i) complete and accurate records of Accounts on a basis consistent with past practices of Borrower, (ii) complete and accurate records of all other Collateral, (iii) Patient Lists containing the names, addresses, and phone numbers of Borrower’s patients or other Persons that owe Borrower money for any goods or medical services rendered by Borrower, (iv) a list of all other Persons that owe Borrower money, and (v) a current list of all salesmen and employees of Borrower.  Data bases containing the foregoing shall at all times be accessible and available to Lender.

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6.8    Inspection.  Lender (by any of its officers, employees, or agents) shall have the right at any time or times to (a) visit the properties of Borrower, inspect the Collateral and the other assets of Borrower, and inspect and make extracts from the books and records of Borrower, all during customary business hours, (b) discuss Borrower’s business, financial condition, results of operations, and business prospects with Borrower’s (i) principal officers, (ii) independent accountants and other professionals providing services to Borrower, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of Borrower), (c) verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and, in this connection, review, audit, and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports, and data bases referred to in Section 6.8.  Borrower will deliver to the Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with the Lender or for the Lender to obtain records from any service bureau maintaining records on behalf of Borrower.

6.9    Maintenance.  Borrower shall maintain all equipment of Borrower in good and working order and condition, reasonable wear and tear excepted.

6.10    Power of Attorney.  Borrower hereby appoints Lender as its attorney, with power (a) to endorse the name of Borrower on any checks, notes, acceptances, money orders, drafts, or other forms of payment or security that may come into Lender’s possession, and (b) to sign the name of Borrower on any invoice or bill of lading relating to any Accounts, inventory, or other Collateral.  Borrower also authorizes Lender to file financing statements, without Borrower’s signature, covering part or all of the Collateral in such jurisdictions as Lender shall determine to be advisable.

Section 7.    AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

7.1    Preservation of Corporate Existence and Similar Matters.  Borrower shall preserve and maintain its existence as a corporation or limited liability company, as the case may be, and qualify and remain qualified as a foreign entity authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

7.2    Compliance with Requirements of Law.  Borrower shall continuously comply with all Requirements of Law, including without limitation all occupational health and safety laws and Environmental Laws, except where (a) any failure to do so is not knowing or willful, and (b) Borrower promptly remedies, cures or otherwise brings it or its affairs into compliance after notice of non-compliance.

7.3    Conduct of Business.  Borrower shall engage only in substantially the same businesses conducted by Borrower on the date hereof.

Exhibit 10.1 - Page 24 of 43

7.4    Payment of Taxes and Claims.  Borrower shall pay or discharge when due (a) all taxes, assessments, and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of Borrower, except that this Section 7.4 shall not require the payment or discharge of any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrower.

7.5    Accounting Methods and Financial Records.  Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

7.6    Use of Proceeds.  Borrower shall (a) use the proceeds of the Loan for the repayment of its outstanding bank debt and for working capital and general business purposes, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

7.7    Accuracy of Information.  All written information, reports, statements, and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

7.8    Revisions or Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrower shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update, or correct and update, such Schedule(s). Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

7.9    RISA.  Borrower shall provide to Lender, as soon as possible and in any event within thirty (30) days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $0, or (c) Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Exhibit 10.1 - Page 25 of 43

7.10    Insurance.  Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses.  Without limiting the foregoing, Borrower shall insure the Collateral of Borrower against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in Borrower’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by Borrower and copies of the policies delivered to Lender.  If Borrower fails to do so, Lender may procure such insurance and charge the cost to Borrower’s account.  Each policy of insurance covering the Collateral shall provide that at least ten (10) days’ prior written notice of cancellation or notice of lapse must be given to Lender by the insurer.  All insurance policies required under this Section 7.10 shall name Lender as an additional named insured and as a loss payee.  Any proceeds of insurance referred to in this Section 7.10 which are paid to Lender shall be, at the option of Lender in its sole and absolute discretion, either (i) applied to rebuild, restore, or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.

7.11    Payroll Taxes.  Borrower shall at all times make all payroll tax deposits for all of its employees on or before the date when due.

7.12    Notice of Litigation, Claims Against the Collateral, and Other Matters.  Borrower shall promptly provide to Lender written notice of any of the following:

(a)         the commencement, to the extent Borrower is aware of the same, of all actions and proceedings in any court against Borrower or any of the Collateral;

(b)         any Lien (other than Permitted Liens), material claim, attachment, or material legal process asserted or levied against Borrower or any Collateral;

(c)         the commencement against any Obligor of any audit, investigation, judicial or administrative proceeding, or any criminal or civil investigation initiated, claim filed, or disclosure required of any Obligor by the Office of Inspector General, the Department of Justice, Center for Medicare and Medicaid Services (CMS) (formerly HCFA), or any other governmental authority, or any claim filed under the False Claims Act or any other Requirement of Law;

(d)         any amendment of any of the organizational documents of Borrower, including, but not limited to, articles of incorporation or bylaws;

(e)         any change in the business, financial condition, results of operations, or business prospects of Borrower that would reasonably be expected to cause a Material Adverse Change;

(f)         any change in the executive officers of Borrower;

(g)         copies of all reports and statements that Borrower sends to or receives from any governmental authority;

(h)         any Default or Event of Default, or event that would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) to which Borrower is a party; and

Exhibit 10.1 - Page 26 of 43

(i)         the occurrence of any other event which could reasonably be expected to have a Material Adverse Change.

7.13    Notice of Healthcare Matters.   Borrower shall promptly provide to Lender written notice of any of the following:

(a)         any investigation or pending or threatened proceedings relating to any violation by Borrower, any Affiliate of Borrower, or any health care facility to which Borrower or Affiliate provides services, of any Health Care Laws (including, without limitation, any investigation or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

(b)         copies of any written recommendation from any governmental authority or other regulatory body that Borrower, any Affiliate of Borrower, or any Obligor to which Borrower or any Affiliate of Borrower provides services should have its licensure or accreditation revoked, or have its eligibility to participate in TRICARE, Medicare or Medicaid or to accept assignments or rights to reimbursement under TRICARE, Medicaid or Medicare regulations revoked;

(c)         notice of any claim to recover any alleged material overpayments with respect to any receivables including, without limitation, payments received from Medicare, Medicaid or any other government reimbursement program, or from any private insurance carrier;

(d)         notice of termination of eligibility of Borrower or any Affiliate of Borrower to participate in any reimbursement program of any private insurance carrier or other Obligor applicable to it;

(e)         Borrower’s knowledge of termination of eligibility of any health care facility to which Borrower provides services to participate in any reimbursement program of any private insurance carrier or other Obligor applicable to it;

(f)         notice of any material reduction in the level of reimbursement expected to be received with respect to any receivables;

(g)         notice of any reimbursement payment contract or process that results or may result in any material claim against Borrower or Affiliate of Borrower (including on account of overpayments, settlement payments, appeals, repayment plan requests); and

(h)         copies of any report or communication from any governmental authority in connection with any inspection of any facility of Borrower or any Affiliate of Borrower.

7.14    Post-Closing Obligations.

(a)        Borrower shall cooperate with Lender to cause Lender to perfect its security interest with the U.S. Patent and Trademark Office promptly upon any patent being issued to Borrower in or on its NeuroMove products.

(b)        On or before September 30, 2008, Borrower shall send to each Account Debtor written notice, in form and content acceptable to Lender as shown on Exhibit D, directing each Account Debtor to send to the Lockbox address specified by Lender all remittances with respect to all amounts payable by Account Debtors, and submit copies of such notices to Lender.

Exhibit 10.1 - Page 27 of 43

Section 8.    FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

8.1    Financial Statements.

(a)         Audited Year-End Financial Statements.  As soon as available, but in any event within one hundred twenty (120) days after Borrower’s Fiscal Year-End, Borrower shall furnish to Lender copies of Borrower’s Fiscal Year-End audited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of the Fiscal Year-End and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Borrower and its subsidiaries, together with an unqualified audit report certified by independent certified public accountants selected by Borrower and acceptable to Lender.  In addition, on or before such date, Borrower shall provide Lender with copies of all management reports received from its certified public accountants.

(b)         Monthly Financial Statements.  As soon as available, but in any event within twenty (20) days after the end of each month, Borrower shall furnish to Lender copies of the unaudited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow of Borrower and its subsidiaries for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower as presenting fairly the financial condition and results of operations of Borrower and its subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

(c)         Projected Financial Statements.  At least thirty (30) but not more than sixty (60) days prior to the Fiscal Year-End of Borrower, Borrower shall furnish to Lender forecasted financial statements, prepared by Borrower, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Borrower and its subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.  Further, all such financial statements shall be in a form acceptable to Lender.

8.2    Compliance Certificate.  Together with each delivery of financial statements required by Sections 8.1(a) and (b), Borrower shall furnish to Lender a certificate of Borrower’s president or chief financial officer in the form of Exhibit B.

8.3    Collateral Information and Reports.

(a)         Schedules of Accounts.  Within ten (10) days after the end of each month, Borrower shall furnish to Lender a Schedule of Accounts.  Lender must receive the Schedule of Accounts no later than 5:00 p.m. Pacific Time at least two (2) business days prior to the receipt of the Borrowing Base Certificate for purposes of determining the amount of any Advance.

Exhibit 10.1 - Page 28 of 43

(b)         Schedules of Accounts Payable.  Within ten (10) days after the end of each month, Borrower shall furnish to Lender a schedule of accounts payable of Borrower and aging information as of the last business day of such month setting forth (i) a detailed aged trial balance of all of Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor, and (ii) a reconciliation to the schedule of accounts payable to Borrower’s general ledger as of such month end.

(c)         Borrowing Base Certificate.  Not less often than monthly or such other period of time as specified by Lender, Borrower shall furnish to Lender a Borrowing Base Certificate, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, adjustments, and Accounts).

(d)         Reconciliation.  Not less than monthly Borrower shall prepare and submit to Lender a reconciliation of the most recently submitted Borrowing Base Certificate to the Borrower’s most recently submitted month-end unaudited consolidated and consolidating balance sheet of Borrower and its subsidiaries.

(e)         Tax Returns.   Borrower shall within fifteen (15) days after filing, provide Lender a copy of all federal, state and local income tax returns, all payroll tax returns, all sales tax returns or any other tax return or filing filed by Borrower or any Affiliate of Borrower.

(f)         NeuroMove.  Borrower shall report at the end of each quarter on the status of Borrower’s patent application on Borrowers’ NeuroMove products.

(g)         Other Information.  Lender may, in its sole and absolute discretion, from time to time require Borrower to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section.  Borrower shall also furnish to Lender such other additional information as Lender may from time to time request.

(h)         Certification.  Each of the schedules and certificates delivered to Lender by Borrower pursuant to this Section 8.3 shall be in a form acceptable to Lender and shall be signed and certified by the president, chief financial officer, or treasurer of Borrower to be true, correct, and complete as of the date indicated thereon.  In the event any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of Borrower to be true, correct, and complete as of the date indicated thereon.

Section 9.    NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

9.1    Financial Covenants.

(a)         Minimum EBITDA.  Borrower shall at all times continuously maintain the Minimum EBITDA amount shown on Schedule A.

(b)         Minimum Debt Service Coverage Ratio.  Borrower shall at all times continuously maintain the Minimum Debt Service Coverage Ratio shown on Schedule A.

Exhibit 10.1 - Page 29 of 43

(c)         Minimum Current Ratio.  Borrower shall at all times continuously maintain the Minimum Current Ratio amount shown on Schedule A.

(d)         Capital Expenditures.  Borrower shall not, directly or indirectly, make or incur Capital Expenditures which exceed in the aggregate in any fiscal year the amount shown on Schedule A.  The amounts listed in Schedule A for Capital Expenditures shall not include amounts Borrower expends for rental units that are rented to patients by Borrower.

(e)         Operating Leases.  Borrower shall not, directly or indirectly, suffer to exist or enter into any lease other than a Capitalized Lease which would cause the annual payment obligations of Borrower under all leases (other than Capitalized Leases) to exceed  the amount shown on Schedule A.

(f)         Permitted Indebtedness.  Borrower shall not incur purchase money Indebtedness to finance, or provide the funds for, the acquisition of assets, which outstanding principal Indebtedness exceeds the amount shown on Schedule A, plus (ii) the Indebtedness described on Schedule 5.1 attached hereto and made a part hereof, plus (iii) the Obligations.

9.2    Prohibited Distributions and Payments, Etc.  Borrower shall not, directly or indirectly, declare or make any Prohibited Distribution or Prohibited Payment, except as follows: on the express condition that no Default or Event of Default has occurred or would result therefrom,

(a)        Zynex, Inc. may make regularly scheduled payments of principal and interest on the Shareholder’s Loans, including demand payments on the Shareholder’s Loan evidenced by a demand promissory note; and

(b)        Borrower may pre-pay purchase money Capitalized Lease Obligations.

9.3    Indebtedness.  Except as disclosed on Schedule 5.1, Borrower shall not, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed, or incurred or to be outstanding, any Indebtedness, except for Permitted Indebtedness.

9.4    Liens.  Borrower shall not, directly or indirectly, create, assume, or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrower, real, personal or mixed, tangible or intangible, except for Permitted Liens or the liens identified on Schedule 5.1.

9.5    Loans.  Borrower shall not make any loans or advances to or for the benefit of any officer, director, manager, shareholder, member, or partner of Borrower except advances for routine expense allowances in the ordinary course of business.  Borrower shall not make or suffer to exist any loans or advances to or for the benefit of any Affiliate of Borrower, except for loans or advances from one Borrower to another.  Borrower shall not make any payment on any obligation owing to any officer, director, manager, shareholder, member, partner, or Affiliate of Borrower, except payments of any reasonable compensation (whether salary, bonus, stock awards or other compensation amounts as reported as executive compensation on Borrower’s annual report or proxy statement filed with the Securities and Exchange Commission) and payments to the holder of any Subordinated Indebtedness, if any, in accordance with the terms of the subordination agreement among such subordinated creditor, Borrower, and Lender.

Exhibit 10.1 - Page 30 of 43

9.6    Merger, Consolidation, Sale of Assets, Acquisitions.  Borrower shall not, directly or indirectly, merge or consolidate with any other Person or sell, lease, or transfer or otherwise dispose of any assets to any Person, other than sales of inventory or licensing of assets in the ordinary course of business, or the disposition of worn out, obsolete property or property no longer used by Borrower.  Borrower shall not directly or indirectly acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person.

9.7    Transactions with Affiliates.  Borrower shall not, directly or indirectly, effect any transaction with any Affiliate on a basis less favorable to Borrower than would be the case if such transaction had been effected with a Person not an Affiliate, provided that Borrower shall not enter into any lease with any Affiliate.

9.8    Deposit Accounts.  Borrower shall not establish any Deposit Account other than those described on Schedule 5.1.

9.9    Guaranties.  Borrower shall not, directly or indirectly, become or remain liable with respect to any guaranty of any obligation of any other Person.

9.10    Benefit Plans.  Borrower shall not, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of Borrower to exceed $0.

9.11    Sales and Leasebacks.  Borrower shall not, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower to such Person.

9.12    Amendments.  Borrower shall not amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, any agreement evidencing or relating to Subordinated Indebtedness.

9.13    USA Patriot Act.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. §5318.

Section 10.    DEFAULT

10.1    Events of Default.  Each of the following events shall constitute an Event of Default:

(a)         Borrower fails to pay any of the Obligations when due and payable;

(b)         Borrower fails to continuously observe, meet, or perform any term, covenant obligation, or duty contained in this Agreement or any of the Loan Documents;

(c)         Any Obligor fails to timely perform properly any covenant in this Agreement or in any of the other Loan Documents;

Exhibit 10.1 - Page 31 of 43

(d)         Any Lockbox Agreement is breached or terminated;

(e)         There is an occurrence of any default or event of default under any of the other Loan Documents;

(f)         Borrower defaults under any other agreement with Lender;

(g)         Any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(h)         Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of Borrower or of all or a substantial part of Borrower’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that Borrower is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company, or partnership action for the purpose of effecting any of the foregoing;

(i)         Either (i) an involuntary petition or complaint shall be filed against Borrower seeking bankruptcy or reorganization of Borrower or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of Borrower, or of all or substantially all of Borrower’s assets or (ii) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or appointing an intervenor or liquidator of Borrower, or of all or substantially all of Borrower’s assets;

(j)         Any Obligor other than Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of such Obligor or of all or a substantial part of such Obligor’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Obligor is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company, or partnership action for the purpose of effecting any of the foregoing;

(k)         An involuntary petition or complaint shall be filed against any Obligor other than Borrower seeking bankruptcy or reorganization of such Obligor or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets; or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Obligor or appointing an intervenor or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets;

(l)         Any money judgment is rendered against Borrower that is not paid within thirty (30) days, or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against Borrower’s assets;

(m)         Lender shall cease to have a valid, perfected, and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

Exhibit 10.1 - Page 32 of 43

(n)         Lender reasonably believes that the prospect of payment or performance by Borrower under any of the Loan Documents is or may be impaired or any of the Collateral is or may be in jeopardy, becomes unsafe or insecure, or its value is or may become otherwise impaired;

(o)         Thomas Sandgaard shall cease to own, beneficially and of record, at least 51% of the outstanding voting capital stock of Zynex, Inc.;

(p)         Zynex, Inc. shall cease to own 100% of the capital stock of Zynex Medical, Inc.;

(q)         There shall be any Change of Control;

(r)         Any guarantor of the Obligations, or such guarantor’s successors, heirs, or personal representatives, shall (i) default under the terms of its guaranty to Lender, (ii) repudiate its or his/her obligations under, or commit an anticipatory breach of, its or his/her guaranty executed for the benefit of Lender or (iii) attempt to terminate such guaranty, or (iv) commence any legal proceeding to terminate or hold invalid in any respect such guaranty; or

(s)         There is any default under the Validity Guaranty.

For any Event of Default other than a default arising for failure to pay any of the Loans when due, Lender shall provide Borrower with fifteen (15) days written notice of Event of Default and opportunity to cure such noticed Event of Default.

10.2    Remedies.

(a)         Acceleration and Termination of Facilities.  Upon the occurrence of an Event of Default, (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable upon Lender’s notice of acceleration, but without other presentment, demand, protest, notice of protest and non-payment, notice of default, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b)         Other Remedies.  Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may:

(i)           declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding;

(ii)           terminate any commitment of Lender to make Loans hereunder;

(iii)           enter upon any premises where Collateral is located and take possession of the Collateral;

Exhibit 10.1 - Page 33 of 43

(iv)           collect any Accounts from any Account Debtor;

(v)           require Borrower to assemble the Collateral and make it immediately available to Lender.  Without limiting the generality of the foregoing with respect to that portion of the Collateral that is comprised of Patient Lists, Borrower shall make immediately available all Patient Lists to Lender;

(vi)           sell all or any part of the Collateral at either a public or private sale or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable;

(vii)           collect, foreclose, receive, appropriate, set off, and realize upon any and all Collateral;

(viii)           without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any Collateral in satisfaction of an obligation (within the meaning of the UCC or any successor statute or law of similar effect), set off and apply to the Obligations any and all balances and deposits of Borrower held by Lender (including any amounts received in the Lockboxes), or indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(ix)           obtain the appointment of a receiver, trustee, or similar official over Borrower to manage all of Borrower’s affairs and to effect all transactions contemplated by this Agreement, realize upon the Collateral, or as is otherwise necessary to perform or enforce this Agreement;

(x)           declare a default on any other contract or agreement between Borrower and Lender; and

(xi)           exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable).  Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

10.3    Application of Proceeds.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Borrower remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrower or to whomsoever is entitled thereto.

10.4    Power of Attorney.  Borrower hereby irrevocably designates, makes, constitutes, and appoints Lender (and all Persons designated by Lender from time to time) as Borrower’s true and lawful attorney and agent in fact to act in name of Borrower to effectuate any term in this Agreement after the occurrence and during the continuation of any Event of Default.  Without limiting the generality of the foregoing, Borrower’s power of attorney to Lender authorizes Lender to:

Exhibit 10.1 - Page 34 of 43

(a)         demand payment of the Accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend, or renew any or all of the Accounts or any legal proceedings brought to collect the Accounts, discharge and release the Accounts or any of them, and exercise all of Borrower’s rights and remedies with respect to the collection of Accounts;

(b)         prepare, file, and sign the name of Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with any of the Collateral;

(c)         use the stationery of Borrower, open Borrower’s mail, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, and sign the name of Borrower to verifications of the Accounts and on any notice to the Account Debtors; and

(d)         use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, inventory, or other Collateral.

10.5    Joint and Several Liability.   Zynex, Inc., and Zynex Medical, Inc. are jointly and severally liable under this Agreement.

10.6    Additional Provisions Concerning Rights and Remedies.

(a)         Time Essence.  Time is of the essence of all of Borrower’s Obligations under this Agreement.

(b)         Rights Cumulative.  The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right

(c)         Extensions of Time.  Lender may extend or postpone the due dates of Borrower’s Obligations, amend any agreement evidencing, guaranteeing, or securing any of Borrower’s Obligations, take or not take any action respecting any of the Collateral, or extend or postpone the due dates of Borrower’s Obligations without affecting Borrower’s liability under this Agreement.

(d)         Waiver of Marshaling.  Borrower hereby waives any right to require any marshaling of assets and any similar right.

10.7    Trademark License.  All trademarks, patents, copyrights, service marks and licenses owned by Borrower, and all trademarks, patents, copyrights, service marks, and software licensed by Borrower, are listed on Schedule 5.1.  Borrower hereby grants to Lender the nonexclusive right and license to use all of Borrower’s trademarks, patents, copyrights, service marks, and licenses and any other trademarks, patents, copyrights, service marks, and licenses now or hereafter used by Borrower to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell, or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks, and licenses.  Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrower or any other Person by Lender.

Exhibit 10.1 - Page 35 of 43

Section 11.    MISCELLANEOUS

11.1    Notices.

(a)         Method of Communication.  All notices and the communications hereunder and thereunder shall be in writing.  Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission, and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next business day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal.

(b)         Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to Borrower:	See Schedule 5.1 for Borrower’s address and contact information.

If to Lender:	Marquette Healthcare Finance
900 SW Fifth Avenue, Suite 1920
Portland, Oregon 97204
Attention: Jennifer Sheasgreen
Facsimile No.: (503) 221-5031

11.2    Press Releases.  Borrower and Lender may make press releases or other public disclosure concerning this Agreement, including without limitation the execution of this Agreement, and a description of the amount of credit facilities made available to Borrower with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.  Borrower authorizes Lender to use any of Borrower’s trademarks, trade names or logos in such press releases or other public disclosure.  Notwithstanding the forgoing, Borrower may report any information about this Agreement as required by the Securities Exchange Act of 1934 and the regulations promulgated thereunder without the prior written consent of Lender.

11.3    Setoff.  In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender or any participant to or for the credit or the account of Borrower against and on account of the Obligations irrespective or whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Exhibit 10.1 - Page 36 of 43

11.4    Venue; Service of Process. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN MULTNOMAH COUNTY, OREGON, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, any borrowing hereunder, or any other relationship between Lender and Borrower by any means allowed under state or federal law.  Any legal proceeding arising out of or in any way related to this Agreement, any borrowing hereunder, or any other relationship between Lender and Borrower may be brought and litigated in any one of the state or federal courts located in Multnomah County, Oregon.  Borrower and Lender waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper.  Nothing herein shall limit the right of the Lender to bring proceedings against Borrower in the courts of any other jurisdiction.  Any judicial proceeding by Borrower against the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or in connection with this Agreement shall be brought only in a court in Portland, Oregon. Borrower expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to Borrower at the address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

11.5    Assignment; Participation.  All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents.  Borrower agrees that Lender may provide any information that Lender may have about Borrower or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

11.6    Amendments.  Any term, covenant, agreement, or condition of this Agreement or any of the other Loan Documents may be amended or waived, and any departure therefrom may be consented to if, but only if, such amendment, waiver, or consent is in writing signed by Lender and, in the case of an amendment, by Borrower.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

11.7    Performance of Borrower’s Duties.  If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes Lender so to act.

Exhibit 10.1 - Page 37 of 43

11.8    Indemnification.  Borrower shall reimburse Lender and its Affiliates and their officers, employees, directors, shareholders, agents, and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred and shall indemnify and hold the Indemnified Parties harmless from and against all losses suffered by any Indemnified Party, other than losses resulting from an Indemnified Party’s gross negligence or willful misconduct, in connection with (a) the exercise by Lender or any of its Affiliates of any right or remedy granted to it under this Agreement or any of the Loan Documents or at law, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between Borrower and Lender in which Borrower prevails in a final unappealed or unappealable judgment, and (c) the collection or enforcement of the Obligations or any of them.  BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES, AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.

11.9    All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make Advances hereunder.

11.10    Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.11    Governing Law.  This Agreement and the promissory notes issued pursuant hereto shall be construed in accordance with and governed by the laws of the State of Oregon other than its conflict of laws principles.

11.12    Jury Waiver.  BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER AND LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER OR BETWEEN BORROWER AND ANY AFFILIATE OF LENDER.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

11.13    Attorney Fees and Costs.The prevailing party in any litigation arising under or related to this Agreement shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable attorney fees incurred in connection with such litigation, together with all costs, deposition costs, court fees and other costs and expenses of such litigation.

Exhibit 10.1 - Page 38 of 43

11.14    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof.

11.15    Patriot Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money- laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual, Lender will ask for Borrower’s name, employer identification number, business address, and other information that will allow Lender to identify Borrower.  Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

11.16    Confidentiality.  In handling any confidential information of Borrower, Lender will exercise reasonable care, but disclosure of information may be made (i) to Lender’s subsidiaries, Affiliates and representatives in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Lender’s examination or audit and (v) as Lender considers appropriate exercising any of its rights, responsibilities or remedies under this Agreement.  Confidential information does not include information that either:  (a) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (b) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.  Lender will not use any of Borrower’s confidential information in violation of any applicable securities laws.

11.17    Statutory Disclaimer.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY A LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

[Signature Page to Follow]

Exhibit 10.1 - Page 39 of 43

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ZYNEX, INC.

By: /s/ Thomas Sandgaard
Name: Thomas Sandgaard
Title: Chief Executive Officer and President

ZYNEX, MEDICAL INC., f/d/b/a Stroke Recovery Systems

By: /s/ Thomas Sandgaard
Name: Thomas Sandgaard
Title: President

MARQUETTE BUSINESS CREDIT, INC., d/b/a MARQUETTE HEALTHCARE FINANCE

By: /s/ Jennifer Sheasgreen
Name: Jennifer Sheasgreen
Title: Senior Vice President

Exhibit 10.1 - Page 40 of 43

Schedule A
Supplemental Terms and Conditions

Facility Limit:	$3,000,000
Margin:	2.5%
Default Rate:	3.0% above the Interest Rate (i.e., Base Rate plus Margin).
Concentration Limit*:	N/A
Advance Rate on Eligible Accounts*:
85% of Eligible Accounts less than 120 days from the invoice date;
Account debtors with 50% or more of their total Account balance aged beyond 120 days are ineligible, except for Medicare and Anthem Blue Cross.

NCV (by Account Debtor type)*
Medicare	26%
Commercial	36%
Unlitigated Workers Compensation	36%
Self-pay	0%
Reserve (initial amount)*:	$0.00
Origination Fee:	1.5% of the Facility Limit ($45,000) due upon execution of this Agreement.
Termination Date:	3 years from the Closing Date
Minimum Facility Availability as of the Closing Date after giving effect to the first Advance of the Loan and the Reserve established by Lender:	$150,000.
Minimum EBITDA
Borrower’s Minimum EBITDA (on a trailing twelve-month basis) as of each quarterly reporting period shall be as set forth below:

9/30/08:    $7,800,000
12/31/08:  $9,600,000
3/31/09:    $11,100,000
6/30/09:    $12,500,000
9/30/09:    $13,800,000
12/31/09 and thereafter:  $15,100,000

Minimum Debt Service Coverage Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Current Ratio shall be at least 3.0 to 1.0, measured on a quarterly basis.

Exhibit 10.1 - Page 41 of 43

Minimum Current Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Current Ratio shall be at least 1.5 to 1.0, measured on a quarterly basis.
Capital Expenditures:
Borrower shall not, directly or indirectly, make or incur (i) unfinanced Capital Expenditures which exceed, in the aggregate, $600,000 in any fiscal year, or (ii) financed Capital Expenditures which exceed, in the aggregate, $800,000 in any fiscal year, exclusive of amounts Borrower expends for rental units that are rented to patients by Borrower.

Maximum outstanding principal purchase money Indebtedness to finance, or provide the funds for, the acquisition of assets (used for the calculation of Permitted Indebtedness):
Total purchase money Indebtedness is limited in all respects in accordance with the provisions of the Agreement related to Capital Expenditures.  Purchase money Indebtedness other than Capital Expenditures without the prior consent of Lender is prohibited.

Threshold for notice for amounts in dispute as set forth in Section 6.3(a).	$5,000
Threshold for notice with respect to returns and credits as set forth in Section 6.3(b).	$25,000
Account reduction limit as set forth in Section 6.3(c).	$5,000 with respect to a single account $25,000 in the aggregate in any fiscal year
Cut-Off Date:	120 days after the date of invoice.
Cross-Age Percentage*:	50% of total balance due from any insurance company that is aged beyond 120 days with the exception of Medicare and Anthem Blue Cross.
Annual Facility Fee:	None

Exhibit 10.1 - Page 42 of 43

Schedule A (continued)
Supplemental Terms and Conditions

Early Termination Fee:
3% of the Facility Limit prior to the first annual anniversary of the Closing Date; 2% of the Facility Limit at anytime from the first anniversary to the second annual anniversary of the Closing Date: and 1% at anytime from the second anniversary to the day prior to the Termination Date of the Loan.

Unused Line Fee:	0.5% per annum payable monthly in arrears on the first day of each month, calculated on the difference between the average daily balance and the total Facility Limit
Collateral Monitoring Fee:	$1,500 per month, payable monthly in arrears on the first day of each month.
Collection Clearance Days:	3 business days clearance on all items deposited into all Lockbox Accounts.
Over Advance Fee:	$TBD
Irregular Advance Request Fee:	1% of the amount of Borrower’s Advance Request not submitted in conformance with the requirements of this Agreement.
Closing and legal fees:	All closing and legal fees incurred by Lender in connection with the Loan and the Agreement.
Audit Fee:
In the event third-party auditors conduct the audit: actual audit fees incurred plus all out of pocket expenses.
In the event Lender’s auditors conduct the audit: $1,000 per day, per auditor, plus all out of pocket expenses.

Mailing Charges:	All costs and expenses of Lender.
Wire Transfer Fees:	$20.00 per wire
Waiver Fee:	$TBD
Termination Reserve	$10,000

* Subject to change from time to time in Lender’s sole discretion.

Exhibit 10.1 - Page 43 of 43